UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐        Preliminary Proxy Statement

☐        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐        Definitive Proxy Statement

☒       Definitive Additional Materials

☐        Soliciting Material Pursuant to §240.14a-12

U.S. XPRESS ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒       No fee required

☐        Fee paid previously with preliminary materials.

☐        Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As previously disclosed, on March 21, 2023, U.S. Xpress Enterprises, Inc., a Nevada corporation (“U.S. Xpress”), Knight-Swift Transportation Holdings Inc., a Delaware corporation (“Knight-Swift”), and Liberty Merger Sub Inc., a Nevada corporation and an indirect wholly owned subsidiary of Knight-Swift (“Merger Subsidiary”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Subsidiary will merge with and into U.S. Xpress (the “Merger”), with U.S. Xpress surviving the Merger as an indirect subsidiary of Knight-Swift.

On April 20, 2023, U.S. Xpress filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) (the “Preliminary Proxy Statement”). On May 24, 2023, U.S. Xpress filed a definitive proxy statement with the SEC (the “Definitive Proxy Statement”) for solicitation of proxies in connection with the special meeting of U.S. Xpress’ stockholders to be held on June 29, 2023 (the “Special Meeting”), for purposes of voting, among other things, on a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Following announcement of the Merger, as of the date of this supplement to the Definitive Proxy Statement (the “supplement”), four purported stockholders of U.S. Xpress have filed complaints against U.S. Xpress and the members of the board of directors of U.S. Xpress (the “Board”), including the members of the special committee of the Board (the “Special Committee”), alleging claims under Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) (collectively, the “Complaints”). All Complaints, which are comprised of lawsuits filed by plaintiffs (i) Stephen Bushansky on May 25, 2023, (ii) John Thompson on June 6, 2023, (iii) William Johnson on June 6, 2023 and (iv) Brian Dixon on June 8, 2023, were filed in the U.S. District Court for the Southern District of New York. All of the lawsuits remain pending. The Complaints assert that the defendants made misleading or materially incomplete disclosures regarding the Merger in the Definitive Proxy Statement. The Complaints generally name U.S. Xpress, its directors and members of the Special Committee as defendants and seek injunctive relief, damages, costs, expenses, and other relief. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future. In addition to the Complaints, purported stockholders of U.S. Xpress have delivered demand letters to U.S. Xpress that, among other things, allege the disclosure contained in the Preliminary Proxy Statement or the Definitive Proxy Statement, as applicable, is deficient and request that U.S. Xpress supplement such disclosures prior to the Special Meeting (the “Demand Letters”).

U.S. Xpress and the Special Committee believe the Complaints and the Demand Letters are without merit, that each of the Preliminary Proxy Statement and the Definitive Proxy Statement fully comply with the Exchange Act and all other applicable law, and that no further disclosure is required. However, solely in order to mitigate the risk of delaying or otherwise adversely affecting the consummation of the Merger and to minimize the expense and distraction of defending such litigation, U.S. Xpress hereby voluntarily amends and supplements the Definitive Proxy Statement as set forth in this supplement. Nothing in the supplemental disclosures set forth below should be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

The Special Committee unanimously recommends that the U.S. Xpress stockholders vote “FOR” the proposals at the Special Meeting, each as described in the Definitive Proxy Statement.

The information contained in this supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this supplement shall supersede or supplement such information in the Definitive Proxy Statement.

Supplemental Disclosures to the Definitive Proxy Statement

U.S. Xpress has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the Definitive Proxy Statement. All page references in the information below are to pages in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the supplemental disclosures. Underlined text shows text being added to a referenced disclosure in the Definitive Proxy Statement. Stricken-through text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. The information contained herein speaks only as of June 16, 2023 unless the information indicates another date applies.

1.	The sixth paragraph on page 39 of the Definitive Proxy Statement is hereby amended and restated as follows:

“Over the next several days, Mr. Scudder and representatives of Fried Frank and H&H had various telephone conferences and exchanged drafts of a term sheet regarding a potential rollover focused on, among other things, (1) the terms and conditions of various call, put and redemption rights and obligations associated with the rollover shares, including with respect to valuation methodology; and (2) governance and approval rights of the Rollover Stockholders. During this time, and at the request of the Special Committee, representatives of H&H continued to emphasize that, in the view of the Special Committee, although progress should be made by the parties regarding the rollover, the proposed cash consideration per share remained open.”

2.	The third full paragraph on page 40 of the Definitive Proxy Statement is hereby amended and restated as follows:

“On January 6, 2023, the Special Committee met by videoconference with representatives of J.P. Morgan and K&S in attendance. Representatives of K&S and J.P. Morgan reviewed with the Special Committee the economic and other terms of the rollover as reflected in the latest term sheet shared by the parties. The Special Committee discussed the terms of the rollover with representatives of K&S and J.P. Morgan, including whether to approach Max L. Fuller, William E. Fuller and Knight-Swift to determine whether it would be possible to reduce the economic terms of the rollover in exchange for increasing the per share valuation range for the benefit of the other U.S. Xpress stockholders. After discussion, the Special Committee determined that engaging in those discussions at this stage would jeopardize the ability to proceed with a transaction. John Rickel updated the Special Committee on his recent discussion with David Jackson. Following discussion, the Special Committee instructed John Rickel to communicate to David Jackson that (1) the Special Committee was not willing to accept the proposed valuation range at such time but the Special Committee was willing to continue to explore a potential transaction with Knight-Swift with the expectation that the valuation could be increased following additional diligence; and (2) Knight-Swift should complete such diligence and propose a firm valuation to the Special Committee, and not a range. The Special Committee directed J.P. Morgan to provide Knight-Swift and its representatives access to an electronic data room for purposes of its continued evaluation of U.S. Xpress, following John Rickel’s discussion with David Jackson. The Special Committee then discussed with representatives of J.P. Morgan and K&S whether to formally contact other potential acquirors at such time. Following discussion, the Special Committee determined to not contact other potential alternative acquirors at such time on the basis of a number of factors, including (1) the complexity of the Knight-Swift offer (including the proposed rollover by the Fullers); (2) deteriorating market conditions; (3) the risk of a leak, and the potential damage to U.S. Xpress’ business as a result thereof; (4) the relatively low likelihood that the other potential bidders previously considered by the Special Committee would have interest in pursuing a transaction at such time; and (5) the likelihood that Knight-Swift may be unwilling to pursue an acquisition of U.S. Xpress in a prolonged multiparty process. Consistent with the Special Committee’s determination, U.S. Xpress did not enter into a confidentiality agreement with any person other than Knight-Swift in connection with the potential transaction.”

3.	The second full paragraph on page 42 of the Definitive Proxy Statement is hereby amended and restated as follows:

“On February 24, 2023, Fried Frank provided drafts of the rollover documents to representatives of H&H and K&S, consisting of a rollover agreement and limited liability company agreement. The draft agreements provided for, among other things, the mechanics of the rollover; the resignation of Max L. Fuller and William E. Fuller from all positions with U.S. Xpress, effective as of the closing; restrictive covenants of the Rollover Stockholders; the governance of U.S. Xpress following the closing; and the terms and conditions of various call, put and redemption rights and obligations associated with the rollover shares.”

4.	The third full paragraph on page 44 of the Definitive Proxy Statement is hereby amended and restated as follows:

“On March 21, 2023, U.S. Xpress issued a press release announcing the transaction with Knight-Swift. The Special Committee was not disbanded following the issuance of the press release and remains constituted as of June 16, 2023.”

5.	The last paragraph starting on page 51 and ending on page 52 of the Definitive Proxy Statement is hereby amended and restated as follows:

“J.P. Morgan calculated the present value as of December 31, 2022 of the future standalone unlevered after-tax free cash flows for calendar year 2023 through calendar year 2029 (which we refer to as the “DCF Projection Period”) based upon the February Management Projections. J.P. Morgan also calculated a range of terminal values for U.S. Xpress at the end of the DCF Projection Period by applying a range of terminal growth rates, as provided by management of U.S. Xpress, ranging from 1.0% to 2.0% of the unlevered free cash flows of U.S. Xpress during the final year of the DCF Projection Period. J.P. Morgan then discounted the unlevered free cash flows and the range of terminal values to present value as of December 31, 2022 using a mid-year convention and a range of discount rates from 8.00% to 10.00% (the discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for U.S. Xpress utilizing the capital asset pricing model and inputs based on J.P. Morgan’s professional judgment and experience). The present values were then divided by the number of fully diluted shares of Class A common stock outstanding of approximately 54.6 million, as provided by U.S. Xpress’ management, to derive implied equity values per share of Class A common stock on a fully diluted basis. Based on the foregoing, these analyses indicated a range of implied equity values per share of Class A common stock, rounded to the nearest $0.05, of $2.60 to $6.50. The range of implied equity values per share of U.S. Xpress stock were compared to (1) the closing price per share of the Class A common stock of $1.61 as of March 14, 2023, and (2) the merger consideration of $6.15 per share of Class A common stock.”

6.	The paragraph under the heading “Analyst Price Targets” on page 52 of the Definitive Proxy Statement is hereby amended and restated in its entirety as follows:

“For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed four ~~the~~ publicly available equity research analyst price targets ~~range~~ for Class A common stock as of March 14, 2023, and noted that the range of such price targets ~~range~~ was $2.15 per share to $3.00 per share, and compared that price target range to (1) the closing price per share of Class A common stock of $1.61 as of March 14, 2023, and (2) the merger consideration of $6.15 per share of Class A common stock.”

7.	The first full paragraph and underlying bullets of page 56 of the Definitive Proxy Statement are hereby amended and restated as follows:

“Further, the U.S. Xpress management team utilized the following estimates and hypothetical assumptions with respect to the development of the February Management Projections:

●	Expected cost improvements and assumes freight market cycles will be downcycle in 2023, upcycle in 2024 through 2026, downcycle in 2027 through 2028 and back to through-the-cycle in 2029;

●	Reflects revenue growth at a compounded annual growth rate of 4.9%, leading to an overall increase to $2.4 billion in 2027;

●	Assumes net capital expenditures grow from $32 million in 2023 to $79 million in 2027, with a peak of $109 million in 2026;

●	Reflects D&A growth from $81 million in 2023 to $111 million in 2027; ~~and~~

●	Income taxes assume the utilization of tax assets each year to offset cash taxes paid through 2027, with an effective tax rate of 28% thereafter; and

●	Reflects extrapolations for 2028 and 2029 which assume revenue growth of 0.5% and 2.5%, operating ratios of 98.0% and 97.2% and net capital expenditure of $99mm and $99mm for 2028 and 2029, respectively.”

Forward Looking Statements

This supplement contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. U.S. Xpress may also make written or oral forward-looking statements in its reports on Forms 10-K, 10-Q, and 8-K, in press releases and other written materials and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including statements about U.S. Xpress’ beliefs and expectations, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “expects,” “should,” “could,” “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “foresees,” “future,” or by discussions of strategy, plans, or intentions. The statements in this supplement that are not historical statements are forward-looking statements. Forward-looking statements involve many known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual conditions, actual results, performance or U.S. Xpress’ achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. Certain risks and uncertainties include, but are not limited to, the following: U.S. Xpress may be unable to obtain the stockholder approvals required to complete the Merger; other conditions to the closing of the Merger may not be satisfied, including that a governmental entity may prohibit, condition, delay or refuse to grant a necessary regulatory approval; the Merger may involve significant unexpected transactions and/or unknown or inestimable liabilities or delays; U.S. Xpress’ business may suffer as a result of uncertainty surrounding the Merger; stockholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability; U.S. Xpress may be adversely affected by other economic, business, political and/or competitive factors or conditions; the impact of new (or changes in current) laws, regulations or other industry standards; the impact of the COVID-19 pandemic on the operations and financial results of U.S. Xpress; the occurrence of any event, change or other circumstances which, under the terms of the Merger Agreement, could give rise to the termination of the Merger Agreement; the proposed transactions may disrupt U.S. Xpress’ current plans and operations or divert management’s attention from ongoing business operations and relationships with customers, employees, drivers or suppliers; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the proposed transaction (or the failure thereof) on the market price of U.S. Xpress’ stock; impacts of actions and behaviors of customers, suppliers, employees, drivers or competitors; the possibility that the parties to the Merger Agreement may not be able to satisfy the conditions to the Merger within the expected time period or at all; difficulties with U.S. Xpress’ ability to retain and hire key personnel and maintain relationships with third parties as a result of the proposed Merger may occur; and other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time period or at all. Important factors that could cause U.S. Xpress’ actual results to differ materially from those expressed as forward-looking statements include, but are not limited to, the factors set forth in this supplement, the Definitive Proxy Statement, U.S. Xpress’ latest Annual Report on Form 10-K and latest Quarterly Report on Form 10-Q, and in U.S. Xpress’ other filings with the SEC. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. There may be other factors of which U.S. Xpress is currently unaware or which U.S. Xpress believes to be immaterial that may cause its actual results to differ materially from the forward-looking statements. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and except as required by law, U.S. Xpress undertakes no obligation to update them in light of new information or future events.

Additional Information and Where to Find It

This communication is being made in connection with the proposed transaction between Knight-Swift and U.S. Xpress. In connection with the proposed transaction, U.S. Xpress has filed the Definitive Proxy Statement with the SEC. U.S. Xpress may also file other relevant documents with the SEC regarding the proposed transaction. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF U.S. XPRESS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents containing important information about U.S. Xpress and the proposed transaction through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by U.S. Xpress will be available free of charge on U.S. Xpress’ website at www.usxpress.com under the heading “Investors” or, alternatively, by directing a request by telephone or mail to U.S. Xpress at (833) 879-7737 or 4080 Jenkins Road, Chattanooga, TN 37421, Attention: U.S. Xpress Investor Relations.

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